Exhibit 99.1

LKQ Corporation Amends and Extends its Senior Secured Credit Facility

Chicago, IL (November 26, 2018) -- LKQ Corporation (NASDAQ: LKQ) today announced that it reset its credit facility to a total availability of $3.5 billion. Among other changes, the amendment:

•	Increased the amount available under the revolving credit facility from $2.75 billion to $3.15 billion and reduced the term loan to $350 million;

•	Reduced the margin on borrowings by 25 basis points at the September 30, 2018 leverage ratio, and reduced the number of leverage pricing tiers;

•	Extended the maturity date from 2023 to 2024;

•	Reduced the unused facility fee depending on leverage category;

•	Increased the basket for indebtedness incurred under our receivables securitization facility;

•	Increased our swingline loan capacity and added the ability to borrow in British Pounds and Euros;

•	Provided flexibility to implement a supply chain finance program and a captive insurance unit; and

•	Reset all restrictive baskets to zero.

“We are pleased with the enhanced financial flexibility and immediate cost savings that the amended facility provides LKQ as we continue to pursue our strategic objectives,” stated Varun Laroyia, Executive Vice President and Chief Financial Officer of LKQ Corporation. ”The willingness of our lender group to agree to this amendment, while providing more favorable financing terms, demonstrates the confidence they have in the Company, our strategy and our ability to generate healthy cash flow on an ongoing basis."
About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe, and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statement
Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual results to differ from the results predicted or implied by our forward-looking statements include the factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

Joseph P. Boutross
LKQ Corporation
Vice President, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com